Exhibit 99.1

FOR IMMEDIATE RELEASE

IRONWOOD PHARMACEUTICALS APPOINTS EDWARD OWENS

TO BOARD OF DIRECTORS

CAMBRIDGE, Mass., March 4, 2013 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today announced the appointment of Edward Owens to its board of directors. Mr. Owens is a recently retired partner, portfolio manager and global industry analyst with Wellington Management Company, LLP.

“Ed has gained a unique perspective on how to optimally allocate capital, create value for shareholders and build and run successful businesses based on nearly four decades of outstanding performance investing in healthcare companies,” said Peter Hecht, chief executive officer of Ironwood. “He has deeply probed the strategy, growth, successes and challenges of nearly every company in the healthcare space during his investing career, and we are thrilled to have the opportunity to tap into his insights, business savvy and ownership focus.”

“I’ve closely followed Ironwood for eight years and have been a shareholder since their IPO in 2010. During that time, I have had the opportunity to gain a deep appreciation for Ironwood’s business acumen and long-term vision,” said Mr. Owens. “I have been very impressed with the competence, entrepreneurial spirit and high ethical standards of the management team. After decades of observing companies from the outside, I am excited to be part of what I hope and expect will be one of the next great growth companies in biotech. The execution of a successful launch of LINZESS™ (linaclotide) should provide our team with the resources to build an exceptional business, focused on improving human health and advancing patient care.”

Mr. Owens started at Wellington in 1974 and served as portfolio manager for the Vanguard Health Care Fund from its inception in May 1984 until his retirement in December 2012. During his tenure, the Vanguard Health Care Fund was the best performing mutual fund among all mutual funds. Consistently outperforming the Lipper Global Health/Biotech Funds Average and the S&P 500 Index, it grew to be by far the largest mutual fund in the global health/biotech category. Mr. Owens has a B.S. in Physics from the University of Virginia and an M.B.A. from Harvard Business School. He has been recognized numerous times for his investment performance and has been chosen twice as a finalist for Morningstar’s Fund Manager of the Year.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is an entrepreneurial pharmaceutical company dedicated to the art and science of great drugmaking. Ironwood is located in Cambridge, Mass. To learn more, visit www.ironwoodpharma.com.

SOURCE: Ironwood Pharmaceuticals, Inc.

Ironwood Pharmaceuticals, Inc.
Media Relations

Lisa Buffington, 617.374.5103

Vice President, Corporate Communications
lbuffington@ironwoodpharma.com

Investor Relations

Meredith Kaya, 617.374.5082

Associate Director, Investor Relations

mkaya@ironwoodpharma.com